Exhibit (a)(5)(E)

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT AVXS - AveXis, Inc., Novartis AG - M&A Call EVENT DATE/TIME: APRIL 09, 2018 / 4:00PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 09, 2018 / 4:00PM, AVXS - AveXis, Inc., Novartis AG - M&A Call CORPORATE PARTICIPANTS Dan Bar-Zohar Harry Kirsch Novartis AG - CFO Nigel Sheail Samir Shah Novartis AG - Global Head IR Vasant Narasimhan Novartis AG - CEO CONFERENCE CALL PARTICIPANTS Gena Wang Barclays Bank PLC, Research Division - Research Analyst Matthew Weston Crédit Suisse AG, Research Division - MD and Co-Head of European Pharmaceutical Equity Research Michael Leuchten UBS Investment Bank, Research Division - Co-Head of Pharmaceuticals Research of Equity Research Stephen Michael Scala Cowen and Company, LLC, Research Division - MD and Senior Research Analyst PRESENTATION Operator Good morning, and welcome to the Novartis conference call. (Operator Instructions) And the conference is being recorded. (Operator Instructions) A recording of the conference call, including the Q&A session will be available on our website shortly after the call ends. (Operator Instructions) With that, I would like to hand the call over to Mr. Samir Shah, Global Head of Investor Relations. Please go ahead, sir. Samir Shah - Novartis AG - Global Head IR Thank you very much, and good afternoon, everybody. The information presented today contains forward-looking statements that involve known and unknown risks, uncertainties and other factors. These may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Please refer to the company's Form 20-F on file with the U.S. Securities and Exchange Commission for a description of some of these factors. It's also important to point out some information about the planned tender offer. The planned tender offer discussed today will have not yet commenced and our communication is not an offer or solicitation of an offer to purchase any of AveXis securities. On the commencement date of the tender offer, Novartis will file with the U.S. SEC a tender offer statement on schedule TO, together with other materials and AveXis will file a recommendation statement schedule 14D-9. We urge you to read these materials that contain important information when they become available. With that, I'll now hand the cross to Vas Narasimhan, CEO of Novartis. Vasant Narasimhan - Novartis AG - CEO Thank you, Samir, and thanks, everyone, for joining today's call. We are very excited about our proposed acquisition of AveXis, which we believe fits with our core strategy of building our presence in innovative medicines, building --bringing forward breakthrough medicines that are first-in-class, strengthening our neuroscience pipeline and becoming a leader in gene therapy. If you go to Slide 3, you can see that what we said in the Q4 conference call is we want to be a focused medicines company powered by data and digital technologies. And this deal along with other recent deals really shows that we're on a track to get there. In January, we announced the acquisition of AAA to strengthen our oncology portfolio as well as a licensing agreement with SPARK for Luxturna, the first gene therapy for retinitis 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 09, 2018 / 4:00PM, AVXS - AveXis, Inc., Novartis AG - M&A Call --a subtype of retinitis pigmentosa. We also in March announced our agreement pending GSK shareholder approval to divest the OTC JV stake. And then today, we've announced our agreement to acquire AveXis. Now moving to Slide 4. I --also in the Q4 conference call, I described 5 key priorities to shape our future as a company. And one of those was focused on breakthrough innovation that we want to pivot more whenever possible to first-in-class medicines that are transformative in efficacy, that we can build powerful value proposition to payers, patients and society. And we believe that AveXis is fully in line with our Novartis vision to deliver this transformative innovation in areas of high unmet medical needs. So moving on to Slide 5. The strategic rationale for Novartis to do this deal that expands our leadership both in gene therapy and in neuroscience. First, we believe AVXS-101 is potentially a transformative treatment for SMA, and I'll talk more about that in subsequent slides. Second, this acquisition provides capabilities in gene therapy, both related to the AAV9 platform, but also broadly in gene therapy manufacturing and technical expertise that will allow us to advance our internal portfolio of gene therapy assets. And then finally, it supports our neuroscience strategy with the possibility of additional therapies for Rett Syndrome and ALS amongst others that we can build off of this platform. On Slide 6, just a brief overview of AveXis. AveXis is a clinical-stage company that's based in Illinois. They got a range of great milestones already achieved on AVXS-101, and their gene therapy pipeline is broad, as I just described across 3 different molecules. Now going to Slide 7, I'll hand it over to Harry to go through some of the transaction highlights. Harry Kirsch - Novartis AG - CFO Yes. Thank you, Vas, and good morning, good afternoon, everybody. Let me just make some brief comments on the financials. And as you see the consideration, and as you have seen in the press release, is the agreed acquisition price of $218 per share. This values AveXis at approximately $8.7 billion equity value. The company is roughly $0.5 billion cash. So $8.2 billion enterprise value. In terms of financing. We intend to redeploy the proceeds we expect from the OTC joint venture stake sale to fund this acquisition. And in terms of the financial benefits, we expect that the acquisition contributes to group sales in 2019, and shows a significant ramp up as of 2020 on its way to a multibillion blockbuster peak sales. We also expect significantly accretive to core group OpInc and core EPS from 2020 to the group results. And we do expect a slight dilution in EPS in 2018 and 2019 and to core operating income, mainly from ongoing R&D investments. And this is in the range of about 1% point of core operating income in each year. Now the returns we expect to be significantly in excess of our cost of capital. We do expect the closing in the mid of 2018. And with that, I hand back to Vas. Vasant Narasimhan - Novartis AG - CEO Thank you, Harry. So moving to Slide 8. I would like to walk you through some of the details surrounding SMA. So first on the natural history of SMA Type 1. 90% of these children will not survive until 2 years of age or become a ventilator dependent. And so when you look at the endpoint free survival on the natural history curve at the bottom left of the slide, you can see the rapid deteriorations that most of these patients face within 6 months of age, then 12 months of age, and then you can see the 92% of these patients have died by 24 months or by 20 months of age. In addition, these patients typically fail to meet most normal motor milestones that you can see here, a normal development. This in part informs the clinical trial endpoints that we use for SMA Type 1. Now moving to Slide 9. SMA is an area of significant unmet need affecting about, we estimate 23,500 patients worldwide today, the prevalent population that's out there today. There are 4 types of SMA. Type 1, in which patients have 2 of the SMN2 copy number, have onset in early infancy. They represent about 60% of the incidents, the global incidents and about 14% of the global prevalence. There's about 3,300 of these patients today. And as I said, over 90% die or has a significant critical event by age 2. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 09, 2018 / 4:00PM, AVXS - AveXis, Inc., Novartis AG - M&A Call In Type 2, they have 3 copies of the SMN2 copy number, and as you can see the statistics follow with respect to incidence split, prevalence split and the estimated worldwide population. 32% of these patients die before age 25, and most will never stand without support. Type 3 is a later onset type of SMA, primarily because there is additional copy numbers in the genome. And you can here see the numbers as well. These patients can stand unassisted but may lose their ability to walk over time. And then finally, Type 4 usually occurs much later on in life, and there is very little we know about Type 4. It's not been studied well, primarily because there's been no treatments available. So when you move to Slide 10, one of the elements we believe that will happen over time as the prevalent patients are treated by AVXS-101, when approved and then as care continues to improve, that there will be U.S. newborn screening in place to transform the care of SMA. You can imagine a world where newborns are screened, a number --a copy number is then determined and then a decision to provide gene therapy can be made at that point in time to enable as many neurons as possible to be preserved and as normal a life as possible for these children to be obtained. So this is something that is already in progress. There's progress in both U.S. federal and state newborn screening. And we know that in the European Union and other countries are also evaluating the potential for newborn screening. So moving to Slide 11. There's an important element of the mechanism of disease to understand. In a normal individual, we need SMN proteins to support our neural development. SMN1 is the primary gene where the SMN protein is produced. And then from an evolutionary standpoint, we've developed a series of backup genes that then enable SMN2 to ensure that we have adequate SMN production. Now in SMA-affected individual, the SMN1 primary gene is lost. And then depending on the number of SMN2 backup genes they have, the clinical course is determined per the earlier slide I showed. Now there's 2 therapeutic strategies to address this. The first is splicing modulators, and some of the existing therapies where the amount of SMN protein is supplemented by a therapeutic that's given either daily or quarterly to try to ensure adequate SMN protein is available. With gene therapy with AVXS-101, we reintroduce the SMN1 primary genes to affect the underlying cause of disease and hopefully enable functional --adequate amount of functional SMN protein to enable individuals to have a normal neurological development. When you move to Slide 12, you can see the structure of the AVXS-101. It is a recombinant AAV9. AAV9 was identified by the scientists at AveXis as having a particularly strong potential for neurological illnesses and a strong affinity for cells in the central nervous and peripheral nervous system. It also have the self complementary DNA technology, which enables the rapid onset of effect, something you want in these patients. And then you can see the other elements of the medicine, both the continuous promoter as well as a SMN1 transgene. Now moving to Slide 13. This is a clinical trial results that we reported in the New England Journal of Medicine. As you can see, with AVXS-101 out to 2 years of follow-up, there was no events, no deaths and no events and the probability of end-free survival was 100%. It's important to note that all of these patients did not receive any of the approved therapies throughout the course of the study and through the follow-up. We do understand that some of the parents in this clinical trial elected to have additional of the license therapy provided just to ensure their child has the best chance of having a normal life. That was the parent decision, but to the knowledge of AveXis, there was no decline in efficacy at that point in time when that therapy was administered. You can see the approved products data on the right-hand side of the slide as well as the differences we have in study design at the bottom. You can see that there were some differences in end points as well as the mean age of the patients in the trial. Nonetheless, I think the data is incredibly compelling and is something that we're very impressed and excited about and look forward to continuing to see further follow-up data published over the course of this year. So on Slide 14, you can see the results from the motor milestone achievement. Patients who has received AVXS-101 from 4 months of age or earlier met nearly all of their milestones, in most cases all the milestones were met. Patients who received it later on in life, particularly you can see for patient 8, because there were less neurons available to save. You can see that not all of the milestones were met, but survival continuous. And so again, a stunning result with this therapy. So on Slide 15, AveXis continues a broad development program at this time along with AVXS-101, the first trial. Now the CT-101 trial, there is now ongoing this --the long-term follow-up of those patients. The STR1VE study, which also is now ongoing, a confirmatory study as well as the STR1VE EU study as well. In SMA2, the STRONG study is currently enrolling to look at the effect of the medicine in SMA Type 2. We have the SPR1NT study ongoing. Our plan to start later this quarter that will tackle looking at presymptomatic SMA treatment to really take advantage of the newborn screening approach. And finally, an All Comers study as well. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 09, 2018 / 4:00PM, AVXS - AveXis, Inc., Novartis AG - M&A Call From a regulatory standpoint on Slide 16, in the U.S. Breakthrough Therapy, designation has been granted. A pre-BLA meeting is planned for the Q2 2018 and the BLA submission planned for the second half of 2018. In EU, the medicine has received PRIME designation, scientific advice is completed and there is a file submission in the second half of 2019. And finally, in Japan, the medicine has received Sakigake designation as a true breakthrough and pre-submission discussions are planned for later this year. Going to Slide 17. AveXis has made a really significant progress in advancing its manufacturing capabilities. Our teams were impressed with the quality of the site. The complete build-out is complete and there is actively batch is being produced in preparation for a launch. And also there is additional facility --additional facility planned to increase and ensure there's adequate capacity for the launch. They're preparing for a BLA submission and pre-license inspection. Our due diligence teams have very carefully looked at this and given our experience in Morris Plains, we're confident with the profile of the manufacturing facility at AveXis. Now on Slide 18, another important element of doing this deal was the ability to build a gene therapy platform at Novartis. We have an internal pipeline of assets in hearing loss, using AAV5, CPK850 in retinitis pigmentosa using AAV8 as well as a series of other medicines that we're developing through Homology Medicines collaboration, in addition to the 2 additional programs AveXis would bring. Having a full scale manufacturing capacity to be able to advance these programs, having technical development and manufacturing know-how, will enable us to accelerate these programs, and we believe build a broad portfolio of gene therapies in ophthalmology and in neuroscience, 2 areas where we believe there is a lot of potential to address monogenic diseases using gene therapy. So we're quite excited about the potential to accelerate our internal pipeline with this acquisition. On Slide 19, AveXis as part of building that pipeline brings 2 additional medicines forward. One is AVXS-201 for Rett Syndrome. This is a --this project should be ready for a submission of IND in late 2018 or early 2019 and then AVXS-301 in a genetic form of amyotrophic lateral sclerosis or ALS, which is also on track for IND submission later this year or early 2019. So we expect both of these programs to also be able to enter the clinic in 2019. So on Slide 20, in closing, we're extremely excited about this transaction. Long-term data will be presented at AAN on April 25. The pre-BLA meeting and file submission is on track. The EU file submission is planned, the recruitment of the additional pivotal study is ongoing. And as Harry mentioned, we've commenced --we will commence a tender offer for the outstanding shares of common stock. And we expect closing in mid of 2018. So with that, I will hand it back to the operator, and turn it over for questions. QUESTIONS AND ANSWERS Operator (Operator Instructions) We'll take our first question from Matt Weston with Crédit Suisse. Matthew Weston - Crédit Suisse AG, Research Division - MD and Co-Head of European Pharmaceutical Equity Research Two questions, if I can. One that we've had recurring this morning is, have you actually seen the data as part of your due diligence that will be presented in April at AAN? And then secondly, regarding unexpected events. I know the deal terms have not yet been disclosed, but are you prepared to comment as to what would happen to your offer in the interim period if there were to be an unexpected event in one of the clinical trials that questions the safety potential of the product? And then finally, pushing my luck at third one, another question that we've had on a recurring basis this morning is whether or not this was a competitive process and you feel therefore that you've secured this asset but whether or not this was an individual approach by Novartis, and therefore there are opportunities for overbidders if other people felt that AveXis asset was attractive? 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 09, 2018 / 4:00PM, AVXS - AveXis, Inc., Novartis AG - M&A Call Vasant Narasimhan - Novartis AG - CEO So thanks for the questions, Matt, and good to hear you again on the call. Yes, we have seen the data for AAN and feel comfortable with the data. On unexpected events and the competitive process, I will hand it to our Global Head of M&A, Nigel Sheail. Nigel? Nigel Sheail So with regard to unexpected events, we do not have an out, if there is an event on this opportunity. We have obviously completed a thorough due diligence during the process, and as a result of the commercial negotiations, we've come to that agreement on risk sharing. And the second question. Yes, it's normal practice for us. We don't comment on the nature of our M&A processes. Obviously, the background to the transaction will be published in due course as part of the regular filings. Operator We'll go next to Steve Scala with Cowen. Stephen Michael Scala - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst I have 3 questions. First, what is the status of the additional capacity to support the launch? Second, is there a potential for combination therapy? Or do you see AVXS-101 being used alone? And then lastly, I could be wrong and maybe this is going to answer Matthew's question, Vas. On Page 13, I thought you said, the data out to 2 years, the graph is out to 1 year. And I thought you said, out to 2 years was 100% survival, that's the data that's coming later this month, so perhaps you can clarify? Vasant Narasimhan - Novartis AG - CEO Yes, thank you, Steve. So on the additional capacity, they have adequate --AveXis has adequate capacity in their Libertyville facility. And in addition, they have plans to build an additional facility, but that won't be required for a launch capacity. We feel comfortable with their capacity that they have. With respect to combination therapy, we believe that AVXS-101 will become the front-line therapy for all patients diagnosed with SMA in which patients have a desire to be treated. They're, of course, given the mechanism, the mechanisms could be complementary to also supplement with, I think, exogenous sources or of other methods of promoting SMN protein production. So certainly there is a potential for combination therapy if physician or patient will ultimately decide that's needed or desirable. And then lastly, on the data point, I'm going to turn it over to Danny Bar-Zohar, our Head of Neuroscience, just to be sure I say something completely accurate. So Danny? Dan Bar-Zohar Yes. No, no, you said it very accurately, Vas, and it's 2 years data, 100% event-free. The data point, it's Slide #13, if it was. It's up to 78 weeks. It's the first primary analysis, but I confirm that this is for 2 years. Vasant Narasimhan - Novartis AG - CEO Next question, operator? Operator And we'll go next to Michael Leuchten with UBS. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 09, 2018 / 4:00PM, AVXS - AveXis, Inc., Novartis AG - M&A Call Michael Leuchten - UBS Investment Bank, Research Division - Co-Head of Pharmaceuticals Research of Equity Research Michael Leuchten at UBS. Two questions, please. One, Vas, you mentioned that a number of (inaudible) 15 patients went on to other therapies. I just wondered if you're able to quantify how many patients actually did go on to receiving splicing therapy? And then, what --if that's the way it goes, what that may or may not mean from a pricing perspective given that you think it's going to be transgene that goes first line, but then possibly maintenance therapy somewhere else? And then adverse events, there was a publication in Nature earlier in the year talking about potential liver toxicity with devecta. Just wondering what amount of due diligence you were able to do given the limited number of patients in the study? Vasant Narasimhan - Novartis AG - CEO Yes. Thank you for the questions, Michael. First, on the patients. I know this has been a topic on patients receiving the splicing therapy. Patients were actual completing the study at their option, of course, to do what they thought was best. To our understanding, there was no change in the clinical situation of any of the patients in the study. Certain parents opted to have additional therapy because they wanted the best for their child. I don't think it's been disclosed publicly the number of patients who were in different cohorts, but that will be part of the data that's presented at AAN, where I think there will be better clarity on the performance of the medicine in patients who received no other therapy over time. In terms of the impact on pricing, again, we view this as a first front-line therapy that can provide a, we hope a definitive treatment for these patients given the --when the gene is in place and if there is adequate motor neurons that the gene should continue to produce adequate protein, we expect over time. So it doesn't impact our pricing strategy. We expect that this medicine to be the lead medicine for these patients. In terms of the adverse events profile, because of the adenovirus profile, there is some reaction in the liver that you do see is transient and it fully resolves on steroids. These patients had a transient liver enzyme elevation but then resolved and was not seen again throughout the entire course of the study. So not all patients, some patients had a transient liver enzyme elevation. This has been fully explored by the FDA. We've seen the FDA correspondence regarding this matter and we don't view this as a significant risk. And we feel very comfortable with the safety profile that we've seen thus far in animal studies, in the clinical studies, and importantly, in the correspondence with FDA. Operator And we'll go next to Gena Wang with Barclays. Gena Wang - Barclays Bank PLC, Research Division - Research Analyst Just wondering regarding the timeline closing of around mid-18, what is the assumption behind it? And then, it seems like you incorporate quite a lot of a potential antitrust risk in the timeline. I'm wondering if you can share a little bit more color with us on that? Vasant Narasimhan - Novartis AG - CEO Thank you for the question. Again, I will hand this over to Nigel Sheail, our Global Head of M&A to take these 2 questions. Nigel Sheail So we're very confident of closing in mid-2018. There were basically 2 closing conditions. One is the completion of the antitrust review. And the second one is completion of the tender process. And obviously in line with that, we anticipate that we will complete the antitrust review in time for complete closing in mid-2018. Vasant Narasimhan - Novartis AG - CEO Next question, please? 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

APRIL 09, 2018 / 4:00PM, AVXS - AveXis, Inc., Novartis AG - M&A Call Operator We have no other questions at this time. Vasant Narasimhan - Novartis AG - CEO Okay. I'll make one last call, any further questions from anyone on the line? Okay. So then, Samir, I will hand it back to you. Samir Shah - Novartis AG - Global Head IR Okay. We just want to thank everybody again for listening into the conference call. And with that, I'll say, good afternoon, again. Thank you. Operator That does conclude today's call. We thank you for your participation, you may now disconnect. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. DISCLAIMER Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2018, Thomson Reuters. All Rights Reserved.

Legal Disclaimer

In connection with the proposed acquisition, Novartis and an indirect wholly-owned subsidiary of Novartis (“Purchaser”) will commence a tender offer for the outstanding shares of common stock of Avexis, Inc. (the “Company”).  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer for the shares of common stock of the Company has not commenced.  At the time the tender offer is commenced, Novartis and Purchaser will file, or will cause to be filed, a Schedule TO Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer.  The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials and all other documents filed by, or caused to be filed by, Novartis and Purchaser and the Company with the SEC will be available at no charge on the SEC’s website at www.sec.gov.  The Schedule TO Tender Offer Statement and related materials also may be obtained for free under the “Investors—Financial Data” section of Novartis’ website at https://www.novartis.com/investors/financial-data/sec-filings.  The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents also may be obtained for free from the Company under the “Investor + Media” section of the Company’s website at http://investors.avexis.com/phoenix.zhtml?c=254285&p=irol-IRHome.